Calculation of Filing Fee Tables
S-8
FENNEC PHARMACEUTICALS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, no par value per share	Other	1,500,000	$ 8.86	$ 13,290,000.00	0.0001381	$ 1,835.35
Total Offering Amounts:						$ 13,290,000.00		$ 1,835.35
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,835.35
Offering Note
[1]	Consists of common shares, no par value per share ("Common Shares"), of Fennec Pharmaceuticals Inc. (the "Registrant") that are issuable under the Registrant's 2020 Equity Incentive Plan. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Registrant's Common Shares that become issuable under the 2020 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction. Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.86 per share, which is the average of the high and low prices of the Common Shares as reported on The Nasdaq Capital Market on June 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources